Exhibit 2.2

STOCK PURCHASE AGREEMENT

FOR THE ACQUISITION OF ALL

OF THE SHARES OF CAPITAL STOCK

OF

NATIONAL FIDUCIARY SERVICES, N.A.

AND MEMORIAL FUNDING, INC.

by

ENCORE BANCSHARES, INC.

Dated as of September 21, 2004

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

FOR THE

ACQUISITION OF ALL

OF THE SHARES OF CAPITAL STOCK

OF

NATIONAL FIDUCIARY SERVICES, N.A.

AND

MEMORIAL FUNDING, INC.

BY

ENCORE BANCSHARES, INC.

This Agreement dated as of September 21, 2004 is by and among Encore Bancshares, Inc. (“Bancshares”), a Texas corporation and registered thrift holding company under the Home Owners’ Loan Act, as amended, National Fiduciary Services, N.A. (“NFS”), a national banking association limited to trust powers, Memorial Funding, Inc. (“Memorial”), a Texas corporation, and William E. Mercer and Kathleen K. Mercer (collectively referred to as “Mercer”), residents of Harris County, Texas.

WHEREAS, Mercer desires to transfer and sell to Bancshares all of the shares of issued and outstanding common stock, $2.00 par value, of NFS (“NFS Common Stock”); and

WHEREAS, Memorial owns 100% of the issued and outstanding preferred stock of NFS, and Mercer desires to transfer and sell to Bancshares all of the issued and outstanding shares of common stock, $1.00 par value, of Memorial (“Memorial Stock”); and

WHEREAS, Bancshares desires to purchase and acquire from Mercer the NFS Common Stock and the Memorial Stock;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

I. PURCHASE OF STOCK

Section 1.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement:

(a) Mercer agrees to sell, transfer, assign and deliver to Bancshares 138,500 shares of NFS Common Stock, which shall constitute 100% of the issued and outstanding shares of NFS Common Stock, and Bancshares hereby agrees to purchase the NFS Common Stock from Mercer on the Closing Date.

(b) Mercer agrees to sell, transfer, assign and deliver to Bancshares 1,000 shares of Memorial Stock, which shall constitute 100% of the issued and outstanding Memorial Stock, and Bancshares hereby agrees to purchase the Memorial Stock from Mercer on the Closing Date.

Section 1.2 Purchase Price. The consideration to be paid to Mercer for the NFS Common Stock and Memorial Stock shall be as follows:

(a) Subject to any adjustment required by sections 1.2(b) and 1.2(c) below, at the Closing, Bancshares shall deliver to Mercer an amount of cash equal to $16,500,000, provided that Mercer may elect to be paid up to $5,000,000 of such consideration in shares of common stock of Bancshares valued at 150% of fully diluted book value of a share of Bancshares common stock as of the end of the calendar quarter preceding the Closing Date (the “Purchase Price”).

(b) In the event that the combined tangible net worths of NFS and Memorial as of the Closing Date (which shall include the effect of the transaction set forth in the Asset Purchase Agreement attached as Exhibit A to this Agreement between Mercer and NFS) is less than $3,450,000, any difference in combined tangible net worths and $3,450,000 shall be deducted dollar for dollar from the Purchase Price.

(c) The parties agree that the final balance sheets and income statements for NFS and Memorial will not have been completed on the Closing Date, and hereby agree to the following method for determining and paying the Purchase Price:

(i) At the Closing, Bancshares will pay to Mercer a preliminary purchase price (“Preliminary Purchase Price”) calculated as of the end of the month prior to the month of the Closing (“Preliminary Closing Date”). In the event that the combined tangible net worths of NFS and Memorial as of the Preliminary Closing Date is less than $3,450,000, any difference in combined tangible net worths and $3,450,000 shall be deducted dollar for dollar from the Preliminary Purchase Price.

(ii) Within fifteen (15) days after the Closing Date, NFS and Memorial shall prepare and submit to Bancshares a final balance sheet and related income statement as of and for the period ended on the Closing Date (“Final Financial Statements). Based on the Final Financial Statements, either Mercer or Bancshares, as the case may be, shall remit to the other party any amount necessary to reconcile the Preliminary Purchase Price with the Purchase Price.

(iii) In the event that Bancshares disagrees with the Final Financial Statements and the parties are unable to resolve any disagreement, the validity of the Final Financial Statements shall be determined by an independent certified public accounting firm acceptable to both parties, and the parties shall share equally in any fees or expenses charged by such firm.

II. REPRESENTATIONS AND WARRANTIES OF MERCER

Mercer, knowing and intending that Bancshares is relying on such representations and warranties in entering into this Agreement, hereby represents and warrants to Bancshares as follows:

Section 2.1 Ownership.

(a) As of the date of this Agreement, Mercer is the owner of 101,000 shares of NFS Common Stock, which shares constitute 73% of the issued and outstanding shares of NFS Common Stock. As of the Closing Date, Mercer will be the owner of all 138,500 shares of NFS Common Stock, which shall constitute 100% of the issued and outstanding NFS Common Stock. Except as set forth in Schedule 2.1(a), as of the Closing Date, Mercer will own these shares free and clear of all claims, including, by way of illustration, but not limitation, any liens, voting or buy-sell agreements and encumbrances whatsoever, and have the right to transfer such NFS Common Stock as contemplated by this Agreement.

(b) Mercer is the owner of 1,000 shares of Memorial Stock free and clear of all claims, including, by way of illustration, but not limitation, any liens, voting or buy-sell agreements and encumbrances whatsoever, and has the right to transfer the Memorial Stock as contemplated by this Agreement. These shares of Memorial Stock constitute 100% of the issued and outstanding shares of capital stock of Memorial.

Section 2.2 No Conflict. The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) violate any law to which Mercer is subject or (ii) materially violate the terms of any agreement to which such Mercer is a party or by which he is bound.

Section 2.3 Approvals; Authority. Mercer has all requisite capacity, right, power and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by Mercer and constitutes the valid and binding obligations of Mercer, enforceable against Mercer in accordance with the terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

Section 2.4 Certificates. The certificates for the shares of NFS Common Stock and Memorial Stock to be delivered to Bancshares pursuant to this Agreement shall be in proper form for transfer and all requirements for the transfer and delivery of the said shares to and for vesting good and marketable title in Bancshares shall have been complied with and upon delivery of the said shares to Bancshares, Bancshares will acquire good and marketable title to all such shares free and clear of all claims, liens, equities or encumbrances or restrictions of any kind.

Section 2.5 Approvals. At the Closing Date, Mercer will have obtained all regulatory approvals required (if any) in connection with his purchase of all of the shares of NFS Common Stock not owned by Mercer as of the date of this Agreement from other shareholders of NFS.

III. REPRESENTATIONS AND WARRANTIES OF MEMORIAL

Memorial, knowing and intending that Bancshares is relying on such representations and warranties in entering into this Agreement, hereby represents and warrants to Bancshares as follows:

Section 3.1 NFS Ownership. Except as set forth in Schedule 3.1, Memorial owns free and clear of all claims, including, by way of illustration but not limitation, any liens, voting or buy-sell agreements and encumbrances whatsoever, 25,000 shares of Class A Preferred Stock, $100.00 par value, of NFS (“NFS Preferred Stock”), which constitute 100% of the issued and outstanding shares of NFS Preferred Stock.

Section 3.2 Existence. Memorial is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Memorial’s only asset is the NFS Preferred Stock. Memorial’s execution of this Agreement and the performance of its obligations hereunder have been duly approved by the Board of Directors of Memorial. Memorial has no subsidiaries. True copies of Memorial’s Articles of Incorporation and Bylaws are attached hereto as Schedule 3.2.

Section 3.3 No Conflict. The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) violate any law to which Memorial is subject or (ii) materially violate the terms of any agreement to which Mercer is a party or by which it is bound.

Section 3.4 Approvals; Authority. Memorial has all requisite capacity, right, power and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Memorial and constitutes the valid and binding obligations of Memorial, enforceable against Memorial in accordance with the terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

Section 3.5 Certificates. The certificates for the shares of NFS Preferred Stock to be delivered to Bancshares pursuant to this Agreement shall be in proper form for transfer and all requirements for the transfer and delivery of the said shares to and for vesting good and marketable title in Bancshares shall have been complied with and upon delivery of the said shares to Bancshares, Bancshares will acquire good and marketable title to all such shares free and clear of all claims, liens, equities or encumbrances or restrictions of any kind.

Section 3.6 Litigation and Liability. There presently is no claim, legal action, suit, arbitration or governmental investigation of or relating to Memorial, Memorial’s business, its shareholders, its former subsidiaries or the shareholders of any company previously acquired by Memorial (including Advent Trust Company) including, by way of illustration, but not limitation, any activity by any state or federal regulatory or prosecutorial authority pending, or to Memorial’s knowledge, threatened. Memorial has no reason to believe that any set of circumstances exists which is likely to give rise to any adverse governmental investigation, legal proceeding or investigatory matter related to Memorial, its shareholders, its former subsidiaries or any company previously acquired by Memorial.

IV. REPRESENTATIONS AND WARRANTIES

OF NFS AND MERCER

NFS and Mercer, jointly and severally, knowing and intending that Bancshares is relying on such representations and warranties in entering into this Agreement, hereby represent and warrant to Bancshares as follows:

Section 4.1 Organization and Qualification. NFS is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all necessary corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate the assets and properties now owned and operated by it as of the Closing. NFS is qualified to do business and is in good standing in all jurisdictions in which the nature of its business or ownership of its properties make such qualification necessary and where the failure to be so authorized would have a Material Adverse Effect on NFS. NFS has no subsidiaries and, except for shares of Federal Reserve stock, has no equity or voting ownership in any entity. True and complete copies of NFS’s Certificate of Incorporation and Bylaws are attached hereto as Schedule 4.1.

Section 4.2 Capitalization. The authorized capital stock of NFS consists of 500,000 shares of NFS Common Stock, 138,500 of which are issued and outstanding and 40,000 shares of NFS Preferred Stock, 25,000 of which are issued and outstanding. All of the issued and outstanding shares of NFS Common Stock and NFS Preferred Stock are validly issued, fully paid and nonassessable (except as provided in 12 USC § 55), and have not been issued in violation of the preemptive rights of any person or in violation of applicable federal or state laws. There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating NFS to issue any shares of NFS Common Stock or NFS Preferred Stock, nor does NFS have any outstanding commitment or obligation to repurchase, reacquire or redeem any such shares. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting NFS Common Stock or NFS Preferred Stock.

Section 4.3 Approvals; Authority.

(a) NFS has full corporate power and authority to execute and deliver this Agreement (and any related documents), and NFS has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The Board of Directors of NFS has approved this Agreement and the transactions contemplated herein and no further corporate proceedings of NFS are needed to execute and deliver this Agreement and consummate the purchase and sale contemplated therein. This Agreement has been duly executed and delivered by NFS and, is a duly authorized, valid, legally binding agreement of NSF enforceable against NFS in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 Financial Statements.

(a) NFS has furnished or made available to Bancshares true and complete copies of (i) its audited financial statements as of December 31, 2003, 2002 and 2001, and for the years then ended and (ii) its unaudited financial statements as of June 30 2004, and for the period then ended together with the notes thereto. The audited and unaudited financial statements referred to in this Section 4.4 are collectively referred to in this Agreement as the “NFS Financial Statements.”

(b) Each of the NFS Financial Statements fairly present the financial position of NFS and the results of its operations at the dates and for the periods indicated in conformity with accounting principles generally accepted in the United States of America.

(c) Since December 31, 2003, NFS did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such NFS Financial Statements or otherwise disclosed in this Agreement or in any of the documents delivered to Bancshares.

Section 4.5 No Adverse Change. Except as described in Schedule 4.5, (i) there has been no material adverse change in the business, properties or financial condition of NFS since June 30, 2004, which, in the aggregate, exceeds $25,000 and (ii) there has been no loss of any individual client since June 30, 2004 which represents more than $20,000 in annual net revenue to NFS or no net aggregate loss of all clients since June 30, 2004 which represents more than $50,000 in annual net revenue to NFS.

Section 4.6 Tax Matters. All franchise, business, personal property, sales, use and income tax, employment taxes including withholding taxes and other taxes, whether federal, state or local, imposed or assessed upon NFS and its subsidiaries for any and every period before the date hereof and before the Closing Date (including interest and penalties, if any) have been paid or have been provided for by NFS, and NFS has filed, or shall have filed, on or before the respective due dates therefor, all returns and/or reports required to be filed in connection with such taxes for any and every such period. True and complete copies of NFS’s federal income tax returns for its fiscal years ended December 31, 2001, 2002 and 2003 are attached hereto as Schedule 4.6. The Internal Revenue Service has not provided NFS with any notice of an audit of NFS’s tax returns for the aforesaid years.

Section 4.7 Litigation. Except as set forth in Schedule 4.7, there presently is no claim, legal action, suit, arbitration, or governmental investigation (including, but not limited to, those by any federal or state regulatory agency) of or relating to NFS, the business of NFS, Memorial, any former subsidiary of NFS or Memorial or any company previously acquired by NFS or Memorial pending or, to Mercer or NFS’s knowledge, threatened. Neither Mercer nor NFS is aware of existing circumstances which would give rise to any adverse governmental investigation, legal proceeding or other investigatory matter that would reasonably be expected to have a Material Adverse Effect on NFS or Memorial.

Section 4.8 Approvals. NFS has all of the permits, consents and approvals of government agencies which have jurisdiction over its business that are necessary in order to operate its businesses in the places and in the manner currently conducted.

Section 4.9 Trust Accounts. NFS has, and upon consummation of the transaction contemplated by this Agreement NFS will have, good and indefeasible title in and to all of the Trust Accounts, in each case, free and clear of all mortgages, pledges, security interests, liens, charges, claims and encumbrances, except (i) as set forth in the attached Schedule 4.9, and (ii) liens for taxes not yet due and payable.

Section 4.10 Regulatory Proceedings. There are no proceedings pending or, to the knowledge of NFS, threatened against NFS by or before the Office of the Comptroller of the Currency (“OCC”) or any other governmental agency, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. NFS is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. NFS has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments, and decrees applicable to the Trust Accounts and the operation of its trust business including, without limitation 12 C.F.R. Part 9.

Section 4.11 Notices and Consents. Except as described in Schedule 4.11, no notices, reports, or other filings are required to be made by NFS with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by NFS or its subsidiaries from, any Trust Account holder, governmental or regulatory authorities of the United States or any state or any other persons to which any of them is obligated (including from any other party to any assumed contract or any required regulatory approvals) in connection with the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated by this Agreement.

Section 4.12 Account Statements. The account statements with respect to each Trust Account have been prepared in accordance with generally accepted industry standards and applicable trust laws and regulations, applied on a consistent basis throughout the periods indicated on such statements. Such account statements truly, correctly and accurately reflect all of the assets and liabilities of the Trust Accounts and any transactions occurring with respect to the Trust Accounts as of and for the periods covered by such account statements. None of such account statements, as of the dates and the periods thereof, misstates or omits to state any liability, absolute or contingent, the omission of which is material to the Trust Accounts.

Section 4.13 Trust Records. NFS’s file documentation, records and all other information relating to the Trust Accounts are complete and correct in all material respects, and there have been no material transactions relating to the Trust Accounts which properly should have been set forth therein and which have not been accurately so set forth.

Section 4.14 Trust Account Management. NFS has at all times managed the Trust Accounts in accordance with the terms and provisions of their governing instruments and any other documentation pertaining or applicable to the Trust Accounts. NFS has at all times complied with and fully satisfied its duties, responsibilities and obligations as a fiduciary with respect to the Trust Accounts.

Section 4.15 Real Property Owned or Leased.

(a) Schedule 4.15 contains a true, correct and complete list of all real property owned or leased by NFS (the “NFS Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 4.15 and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Bancshares.

(b) No lease with respect to any NFS Real Property and no deed with respect to any NFS Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such NFS Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by NFS or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of NFS, none of the buildings and structures located on any NFS Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any NFS Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on NFS. No condemnation proceeding is pending or, to NFS’s knowledge, threatened, which would preclude or materially impair the use of any NFS Real Property in the manner in which it is currently being used.

(d) NFS has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all NFS Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

(e) Except as set forth in Schedule 4.15(e), all buildings and other facilities used in the business of NFS are adequately maintained and, to the knowledge of NFS, are free from defects which could materially interfere with the current or future use of such facilities.

Section 4.16 Personal Property. NFS has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “NFS Personalty”), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant NFS Personalty. Subject to ordinary wear and tear, the NFS Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 4.17 Contracts and Commitments.

(a) Except as set forth in Schedule 4.17, NFS is not a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by NFS on less than sixty (60) days’ notice without payment of any amount on account of such termination;

(ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or welfare plan or other employee benefit arrangement;

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of NFS imposed by any bank regulatory authority having supervisory jurisdiction over NFS;

(viii) agreement, contract or indenture related to the borrowing by NFS of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; or

(x) contracts, other than the foregoing, with annual payments aggregating $25,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by NFS to Bancshares.

Section 4.18 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of NFS (other than credit-life policies) including the insurer, policy numbers, amount of coverage, deductions, exclusions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 4.18(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by NFS (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are, to NFS’s knowledge, sufficient for compliance with all requirements of applicable laws and of all agreements to which NFS is a party; (iii) are adequate, in the reasonable judgment of NFS in accordance with prudent banking principles, for the business conducted by NFS in respect of amounts, types and risks insured; (iv) are, to NFS’s knowledge, valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Closing Date, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. NFS is not in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. NFS has not been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 4.19 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of NFS’s Articles of Association or Bylaws or (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NFS or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bancshares or NFS to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of NFS under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which NFS is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on NFS.

Section 4.20 Intellectual Property Rights. Schedule 4.20 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by NFS or used under license by it in the conduct of its business (the “Intellectual Property”). NFS owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except as set forth in Schedule 4.20, NFS is not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has NFS used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

To the knowledge of NFS, NFS is not engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of NFS or Bancshares to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 4.21 Environmental Matters. Except for de minimis quantities associated with office equipment and general office operations, NFS has not used any hazardous substances (as defined in the Industrial Site Recovery Act (“ISRA”)) at any location and no hazardous substances shall be placed on or used at NFS offices by NFS or NFS employees through the Closing Date. NFS represents that to its knowledge (i) NFS is not liable for any investigation, remediation or removal of hazardous substances from NFS sites, past or present and (ii) and no set of circumstances exists which could reasonably be expected to result in an action, claim or proceeding against NFS or whereby NFS could be named as potentially responsible party for environmental contamination. NFS represents that to its knowledge no properties now leased or previously leased by NFS contain (i) underground storage tanks, active or abandoned, which contain hazardous substances, (ii) asbestos-containing materials or structural asbestos, which could pose a risk of harm to employees or the general public, or (iii) or PCB or PCB-contaminated equipment. NFS represent that to its knowledge NFS does not have any contingent liability in connection with any release of any hazardous or toxic waste, substance, constituent or other substance into the environment and none of NFS’s operations involves the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. NFS has never owned any real property except for leasehold interests.

Section 4.22 Employment Matters. To its knowledge, NFS is not aware of any circumstances or conditions which could reasonably be expected to result in NFS incurring any employment discharge liability or employment termination claims or any other employment-related liabilities, obligations or claims such as, by way of illustration, but not limitation, claims for sexual harassment, disability, discrimination or discrimination based on any protected conduct, status, ethnicity or the like, etc., from any present or former employees.

Section 4.23 Employee Compensation. Attached as Schedule 4.23 is an accurate list of each employee of NFS during 2003 which accurately indicates the aggregate compensation paid to such employee on a Form W-2 basis during 2003. None of the employees received any compensation from NFS during 2003 other than as reported on Form W-2.

Section 4.24 Benefit Plans.

(a) Attached as Schedule 4.24 is a list of all employee benefit plans which over the last five years have been maintained or contributed to by NFS or to which NFS has ever been obligated to contribute with respect to which NFS has any current or ongoing liabilities or obligations. NFS has made available to Bancshares true and correct copies of all employee benefit plans listed on Schedule 4.24.

(b) NFS has maintained a profit sharing plan which is qualified under Section 401 of the Internal Revenue Code of 1986 (the “IRC”). NFS has received a favorable ruling (determination letter) from the Internal Revenue Service as to the plans’ qualified status under Section 401 et. seq. of the IRC. NFS has timely made all contributions required of it and has caused to be prepared, and timely filed, all tax reporting forms and withheld and paid over any and all appropriate withholding taxes due on employee distributions from the plan. NFS financial books and records as of the Closing Date shall reflect a liability for any payments required of NFS on account of employee contributions made on or prior to that date. Other than as set forth above, NFS has no liability to any deferred compensation plan, trustee or employee for deferred compensation, whether pursuant to a pension, profit sharing, so-called Code Section 401(k) plan, or pursuant to a separate agreement with any employee, whether written or otherwise.

Section 4.25 Accuracy of Representations and Warranties. No representation or warranty by NFS contained in this Agreement or any statement or document furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, taken as a whole, not misleading.

Section 4.26 Liabilities. Except as disclosed in Schedule 4.26, NFS does not have any liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor in respect of the obligation, indebtedness or liability of any person.

Section 4.27 Insider Loans. Subsequent to December 31, 2003, NFS has not made any loan or advance to any shareholder or key employee except in the ordinary course of business and the aggregate amount of all such loans and advances shall not substantially exceed the amounts set forth in NFS’s financial statement as of December 31, 2003.

Section 4.28 No Violations. To NFS’s knowledge, except as disclosed in Schedule 4.28 and except for consents, authorizations and approvals by the OCC or any other bank regulatory agency required because of NFS’s status as a national bank, no consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration or filing is required by NFS in connection with the execution, delivery or performance of this Agreement or any other agreement, document or instrument required to be executed and delivered by NFS pursuant hereto or in connection herewith where the consummation of the transactions contemplated hereby would be a violation of (i) any governmental authority or any court or other tribunal or (ii) any contract, indenture, mortgage, lease, license or other agreement or instrument to which NFS is a party or by which NFS or any of its assets or properties is subject or bound.

Section 4.29 Affiliates. Attached as Schedule 4.29 is an accurate list of each person who has had a prior affiliation with NFS in a capacity as an employee, employee-producer, independent producer, director or stockholder to whom NFS owes any money or to whom NFS has any obligation to make payments and shows the aggregate amount of indebtedness and/or the periodic payments required to such person.

Section 4.30 Power of Attorney. NFS has not granted any power of attorney or comparable delegation of authority, which would be binding on NFS after the Closing Date.

Section 4.31 Minutes and Records. The minute books and stock transfer ledgers of NFS are complete and correct in all material respects.

Section 4.32 Shareholders’ List. Schedule 4.32 contains a true and correct list of all shareholders of NFS, including the number of shares of capital stock owned by each shareholder.

Section 4.33 Brokerage Fee. Mercer will pay from his own pocket, without any direct or indirect contribution or reimbursement from NFS or Memorial, any broker’s fees or commissions incurred in this sale.

V. REPRESENTATIONS AND WARRANTIES OF BANCSHARES

Bancshares, knowing and intending that NFS is relying on such representations and warranties in entering into this Agreement, hereby represents and warrants to NFS as follows:

Section 5.1 Organization. Bancshares is a thrift holding company duly organized, validly existing and in good standing under the laws of the United States of America, and has all necessary corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate the assets and properties now owned and operated by it as of the Closing. Bancshares is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its business or ownership of its properties makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect on its business operations or its financial condition. Bancshares’s execution of this Agreement and the performance of its obligations hereunder have been duly approved by the Board of Directors of the Bancshares.

Section 5.2 No Conflict. The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) violate any law to which Bancshares is subject or (ii) materially violate the terms of any agreement to which Bancshares is a party or by which it is bound.

Section 5.3 Litigation. There presently is no material claim, legal action, suit, arbitration, or governmental investigation of or relating to Bancshares or its business or its shareholders, including, by way of illustration, but not limitation, any activity by the OTS or any other bank regulatory agency pending or, to the Bancshares’s knowledge, threatened. Purchase has no reason to believe that any set of circumstances exists which is likely to give rise to any materially adverse governmental investigation, legal proceeding or other investigatory matter.

Section 5.4 Accuracy of Representations and Warranties. No representation or warranty contained in this Agreement or any statement or document furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, taken as a whole, not misleading.

Section 5.5 Approvals. To the Bancshares’s knowledge, no consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration or filing is required by Bancshares in connection with the execution, delivery or performance of this Agreement or any other agreement, document or instrument required to be executed and delivered by Bancshares pursuant hereto or in connection herewith where the consummation of the transactions contemplated hereby would be a violation of (i) any governmental authority or any court or other tribunal or (ii) any contract, indenture, mortgage, lease, license or other agreement or instrument to which Bancshares is a party or by which Bancshares or any of its assets or properties is subject or bound.

Section 5.6 Authority. Bancshares has all requisite capacity, right, power and authority necessary to execute and deliver this Agreement and all agreements and documents contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform the Bancshares’s obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Bancshares and constitutes the valid and binding obligation of Bancshares, enforceable against the Bancshares in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

VI. CONDUCT PENDING THE CLOSING DATE

Bancshares, NFS, Memorial and Mercer covenant and agree as follows:

Section 6.1 Activities of NFS and Memorial Pending Closing. NFS, Memorial and Mercer covenant and agree that, between the date of this Agreement and the Closing Date:

(a) No change will be made in the articles of incorporation or association or bylaws of NFS or Memorial without prior written consent of Bancshares.

(b) NFS will use its reasonable best efforts to (i) carry on its business as currently conducted, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) cause it to perform in all material respects all of its obligations under contracts, leases and documents relating to or affecting its assets and business, except such obligations as it may in good faith reasonably dispute, (iv) maintain and preserve its business and the goodwill of its customers, (v) retain its present employees and customers and (vi) comply with and perform in all material respects all obligations and duties imposed upon it by all federal and state laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities.

(c) NFS shall provide notice to Bancshares of any written communication received by NFS from any regulatory authority regarding the existence of any pending or threatened enforcement proceeding, which notice shall describe the nature of such proceeding in general terms, exclusive of any information, the disclosure which is prohibited by law.

(d) NFS shall not authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant or other agent or representative to entertain, solicit or encourage any inquiries or the making of any proposal which may reasonably be expected to lead to any proposal for a purchase of assets, assumption of liabilities, merger, business combination or acquisition of a substantial direct or indirect equity interest or participate in any discussions or negotiations, or provide third-parties with any information relating to any such inquiry or proposal. NFS shall immediately inform Bancshares in writing of any such inquiries or proposals.

(e) Other than increases made in the ordinary course of business consistent with historical practices, no increase in the rate of compensation paid to any employee or producer of NFS or Memorial shall be made without Bancshares’s prior written consent.

(f) Neither NFS nor Memorial shall enter into any contract or agreement requiring annual payments in excess of $25,000, without the prior written consent of Bancshares.

(g) Neither NFS nor Memorial shall enter into any employment arrangement or agreement without the prior written consent of Bancshares. NFS acknowledges that it shall be responsible for any discharge, liability or employment termination claims for any employee of NFS who has been or is terminated prior to or on the Closing Date.

Section 6.2 Applications and Approvals. NFS, Memorial and Bancshares shall use their reasonable best efforts to promptly pursue all bank regulatory and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Bancshares, NFS and Memorial, in order to effect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby. In furtherance of the foregoing, Bancshares shall make all applications and submit all necessary documents to the Office of Thrift Supervision (“OTS”), the OCC and any other requisite bank regulatory authority. NFS and Memorial will furnish Bancshares with all information concerning either entity required for inclusion in any application or statement to be made by Bancshares to or filed by Bancshares with any governmental body in connection with the transactions contemplated by this Agreement, and Mercer, NFS and Memorial represent and warrant that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 6.3 Access to Properties and Records. To the extent permitted by applicable law, NFS and Memorial shall (a) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Bancshares full access to the properties, books and records of NFS and Memorial in order that Bancshares may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of NFS and Memorial, and (b) to furnish Bancshares with such additional financial and operating data and other information as to the business and properties of NFS and Memorial as Bancshares shall, from time to time, reasonably request. In the event of the termination of this Agreement, Bancshares will return to NFS and Memorial all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 6.4 Confidentiality. Neither Bancshares, NFS nor Memorial will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (c) was independently acquired or developed without violating any obligations of this Agreement.

Section 6.5 Employee Benefit Plans. NFS shall execute and deliver such instruments and take such other actions as Bancshares may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Bancshares and in accordance with applicable law and effective as of the Closing Date. Bancshares agrees that the employees of NFS who continue their employment after the Closing Date (the “NFS Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Bancshares and Encore, in accordance with the respective terms of such plans and programs, and Bancshares shall take all actions necessary or appropriate to facilitate coverage of the NFS Employees in such plans and programs from and after the Closing Date, subject to the following:

(a) Each NFS Employee will be entitled to credit for prior service with NFS for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Bancshares and Encore to the extent NFS sponsored a similar type of plan in which the NFS Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each NFS Employee and their eligible dependents. For purposes of determining NFS Employee’s benefit for the calendar year in which the sale described herein occurs under Bancshares’ vacation program, any vacation taken by the NFS Employee immediately preceding the Closing Date for the calendar year in which the sale described herein occurs will be deducted from the total Bancshares vacation benefit available to such NFS Employee for such calendar year. Bancshares further agrees to credit each NFS Employee and their eligible dependents for the year during which coverage under Bancshares’ group health plan begins, with any deductibles already incurred during such year, under NFS’s group health plan.

(b) Each NFS Employee shall be entitled to credit for past service with NFS (or its predecessors) for the purpose of satisfying any eligibility or vesting periods applicable to Bancshares’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Bancshares’ 401(k) Profit Sharing Plan).

VII. CONDITIONS PRECEDENT TO OBLIGATIONS

OF BANCSHARES, MERCER AND MEMORIAL TO CLOSE

Section 7.1 Bancshares’ Conditions. Bancshares’s obligation to complete this transaction and close on the purchase of the NFS Common Stock and the Memorial Stock shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by Bancshares:

(a) The representations and warranties of Mercer, Memorial and NFS set forth in ARTICLES II, III and IV hereof shall be true, accurate and correct in all material respects at the Closing Date as though made at and as of that date, except to the extent such representations and warranties speak as of an earlier date.

(b) Mercer, Memorial and NFS shall have performed in all material respects all covenants and undertakings required by this Agreement to be performed by them on or before the Closing Date.

(c) There shall have been no material adverse change in the financial status of NFS, Memorial or their respective business operations since December 31, 2003.

(d) There shall be no pending litigation or proceeding against NFS or Memorial by any third party that could reasonably be expected to have a Material Adverse Effect on NFS or Memorial.

(e) NFS and Memorial shall have delivered to Bancshares all of the documents and certifications indicated in this Agreement.

(f) Bancshares shall have received evidence satisfactory to the Bancshares of all bank regulatory, insurance and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Bancshares and/or NFS, in order to effect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby, none of which approvals shall impose any condition which in the judgment of Bancshares would adversely impact the anticipated economic and business benefits contemplated by transactions set forth in this Agreement or would otherwise be so burdensome as to render inadvisable consummation of this transaction.

(g) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened by any third party which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially adversely affect Bancshares if the transactions contemplated hereby are consummated.

(h) The transactions set forth in the Asset Purchase Agreement attached as Exhibit A shall have been consummated.

(i) Bancshares shall have entered into a Non-Competition Agreement with William E. Mercer, the form of which is attached hereto as Exhibit B.

(j) At the Closing Date, Mercer shall own 100% of the NFS Common Stock and shall have received from each such shareholder, in form and substance acceptable to Bancshares, a release and hold harmless agreement relating to Mercer’s purchase of the shares of NFS Common Stock from the shareholders.

Section 7.2 NFS, Mercer and Memorial’s Conditions. NFS, Mercer and Memorial’s obligation to complete this transaction and close on the sale of the NFS Common Stock and Memorial Stock shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by NFS, Mercer and Memorial’s:

(a) The representations and warranties of Bancshares set forth in ARTICLE IV hereof shall be true, accurate and correct in all material respects at the Closing Date as though made at and as of that date, except to the extent such representations and warranties speak as of an earlier date.

(b) Bancshares shall have performed in all material respects all covenants and undertakings required by this Agreement to be performed by it on or before the Closing Date.

(c) There shall have been no material adverse change in the financial condition of Bancshares.

(d) There shall be no pending material litigation or proceeding against Bancshares which could be an impediment to the closing of this transaction or have a material adverse effect on the Bancshares.

(e) Bancshares shall have delivered to NFS and Memorial all of the documents and certifications indicated in this Agreement.

(f) NFS and Memorial shall have received evidence satisfactory to NFS and Memorial of all bank regulatory, insurance and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Bancshares and/or NFS, in order to affect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby.

(g) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened by any third party which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially adversely affect NFS or Memorial if the transactions contemplated hereby are consummated.

VIII. CLOSING

Section 8.1 Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on the last business day of the month in which Purchaser receives all requisite regulatory approvals and all other conditions set forth in ARTICLE VII of this Agreement are satisfied or waived (other than those conditions that by their nature are satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”) at the offices of Bancshares’ counsel or such other time, date or place as the parties may agree. All actions and transfers taken at the Closing shall be deemed to occur simultaneously.

Section 8.2 Bancshares’ Obligations. At the Closing, Mercer and Memorial shall execute and/or deliver to Bancshares all of the following items:

(i) A certificate by each of NFS, Mercer and Memorial certifying that their respective representations and warranties are true and correct in all material respects as of the Closing Date and that the NFS, Mercer and Memorial have performed or complied in all material respects with the obligations required to be performed by them prior to or on the Closing Date.

(ii) Certificates representing the NFS Stock, duly endorsed in blank by Mercer and certificates representing the Memorial Stock, duly endorsed in blank by Memorial, for transfer.

(iii) Resignation, effective as of the Closing Date, of each director and officer of NFS and Memorial.

(iv) All of the minute books and stock transfer books of NFS and Memorial.

(v) All other certificates and Exhibits, in completed form, which are required by the provisions of this Agreement.

Section 8.3 NFS’s, Mercer’s and Memorial’s Obligations. At the Closing, Bancshares shall execute and/or deliver to NFS, Mercer and Memorial all of the following items:

(i) The Purchase Price shall be delivered to Mercer.

(ii) The certificate of an executive officer of Bancshares certifying that the representations and warranties of Bancshares are true and correct in all material respects as of the Closing Date and that the Bancshares has performed or complied in all material respects with the obligations required to be performed by the Bancshares prior to or on the Closing Date.

(iii) All other certificates and Exhibits, in completed form, which are required by the provisions of this Agreement.

IX. TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated by action of the Board of Directors of Bancshares or by Mercer at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated herein and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the transaction shall not have closed on or before March 31, 2005; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the transaction to close on or before such date;

(b) This Agreement may be terminated at any time prior to the Closing by Mercer if (i) Bancshares shall fail to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bancshares contained herein shall be inaccurate in any material respect or (ii) any of the conditions set forth in Section 7.2 of this Agreement have not been met or waived by Mercer. In the event Mercer desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, Mercer must notify Bancshares in writing of its intent to terminate stating the reason therefor. Bancshares shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Mercer (which approval shall not be unreasonably withheld or delayed).

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Bancshares if (i) NFS, Mercer or Memorial shall fail to comply in any material respect with any of their respective covenants or agreements contained in this Agreement, or if any of the representations or warranties of NFS, Mercer or Memorial contained herein shall be inaccurate in any material respect, (ii) any of the conditions set forth in Section 7.1 have not been met or waived by Bancshares or (iii) the Board of Directors of Bancshares reasonably concludes, after consulting with counsel, that Bancshares will be unable to obtain any regulatory approval required in order to consummate the purchase or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the purchase to Bancshares. In the event the Board of Directors of Bancshares desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, such Board of Directors must notify NFS in writing of its intent to terminate stating the cause therefor. NFS shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Bancshares (which approval shall not be unreasonably withheld or delayed).

(d) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Bancshares and Mercer and the approval of such action by each party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Bancshares or NFS as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except the provisions of Section 6.4 and which shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

X. INDEMNIFICATION

The indemnification provided by this ARTICLE X, subject to the limitations set forth in this ARTICLE X, shall be the exclusive post-closing remedy (other than injunctive relief)

available to Bancshares or Mercer for any and all Losses (as defined in this ARTICLE X) incurred as a result of the breach by any party of any representation or warranty, covenant or agreement which is contained in this Agreement.

(a) Subject to the provisions of Section 10(b), for purposes of this ARTICLE X, the term “Loss” or “Losses” shall mean all liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ and reasonable accountants’ fees and expenses) incurred in connection with the investigation, evaluation, settlement, defense or prosecution of liabilities arising out of any misrepresentations or breach of any representation, warranty, covenant or agreement made pursuant to this Agreement.

(b) Other than in the case of intentional or reckless non-disclosure or other knowing and intentional misconduct, neither Bancshares nor Mercer shall be required to indemnify and hold harmless the other party for the first $25,000 of Losses arising from a breach of representation or warranty, covenant or agreement which is contained in this Agreement.

(c) Indemnification by Mercer. Subject to the limitations set forth herein, Mercer shall and hereby agrees to indemnify and hold Bancshares (and its directors, officers, agents, and shareholders) harmless at all times against and in respect of any Losses (net of any insurance proceeds received by the Bancshares or its directors, officers, agents or shareholders for such Losses) arising out of, relating to, or resulting from: (i) any breach by NFS, Mercer or Memorial of any representation, warranty, covenant or agreement made by NFS in this Agreement; (ii) nonperformance of any obligation to be performed on the part of NFS, Mercer or Memorial which is described in this Agreement; (iii) any liability to, or claim of, a third party against NFS, Mercer or Memorial which arose prior to the Closing Date which was not so disclosed to Bancshares, (iv) any employment discharge liability or employment termination claim or any other employment-related liabilities, obligations or claims from any employee of NFS or Memorial whether or not known as of the Closing Date in respect of any employee terminations prior to the Closing Date or (v) any liability to, or claim of, a third party (including a governmental entity) with respect to the prior ownership and operation of Advent Trust Company.

(d) Indemnification by Bancshares. Subject to the limitations set forth herein, Bancshares shall and hereby agrees to indemnify and hold Mercer harmless at all times against and in respect of any Losses arising out of, relating to, or resulting from (i) any breach by Bancshares of any representation, warranty, covenant or agreement made by Bancshares in this Agreement; or (ii) the nonperformance of any obligations to be performed on the part of the Bancshares under this Agreement.

(e) Termination of Indemnification. The respective indemnification agreements set forth above shall terminate and be of no further force and effect on the third anniversary of the Closing Date.

XI. ARBITRATION

The parties hereto agree that any dispute or claim arising out of this Agreement, including whether such dispute or claim is arbitrable, shall be settled by arbitration. The arbitration tribunal shall consist of a panel of three arbitrators. Each party shall select one arbitrator and the parties to the arbitration shall jointly select the third arbitrator. The parties to the arbitration shall appoint the arbitrators directly by delivering a written notice of appointment, signed by all parties to the arbitration, to the American Arbitration Association (“AAA”) within forty-five (45) days after notice of intention to arbitrate is filed with the AAA. In the event the parties to the arbitration shall fail to appoint the arbitrators as provided above, the arbitrators shall be appointed by the AAA as provided in the Arbitration Rules. The arbitration proceedings shall be conducted in Houston, Texas in accordance with the rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the Arbitrators, including determination of amount of any damages suffered shall be in writing and shall specify the findings of fact and conclusions of law relied upon by the Arbitrators in arriving at their decision or award. Any decision of award of the arbitrators shall be conclusive, final and binding on the parties hereto, their heirs, executors, administrators, successors and permitted assigns. The cost of arbitration, including Arbitrator’s and administrator’s fees, and fees for records or transcripts shall be borne by the non-prevailing party, as awarded by the arbitrators.

XII. MISCELLANEOUS PROVISIONS

Section 12.1 Notice. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when mailed postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their addresses as set forth herein. An additional copy of the Notice shall also be mailed as follows:

(i)	If the Notice is to NFS to:

William E. Mercer

Chairman

National Fiduciary Services, N.A.

2121 Sage Road, Suite 150

Houston, Texas 77056

And

Larry Temple

Temple & Temple

400 West 15th Street, Suite 1510

Austin, Texas 78701

(ii)	If the Notice is to Bancshares to:

Encore Bank

1220 Augusta Drive

Houston, Texas 77057

Attention: L. Anderson Creel

And

William T. Luedke IV

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

Section 12.2 Amendment. This Agreement may not be amended or supplemented at any time unless by a writing executed by the parties hereto, and all such amendments and supplements shall, except as otherwise provided hereinafter, be binding upon all other persons interested herein.

Section 12.3 Construction. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender as the sense and circumstances require. For purposes of construction, this Agreement shall not be construed more strictly against any party hereto as a result of its or its agents’ participation in such preparation.

Section 12.4 Survival. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.

Section 12.5 Parties Bound by Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns; provided however, prior to the Closing Date, without the other party’s written consent, this Agreement and the rights and obligations hereunder, shall not be assignable by any party hereto; provided, however, that Bancshares may assign all of its rights to the within Agreement to its parent holding company or one of its wholly-owned subsidiaries or wholly-owned affiliates, although any such assignment shall not relieve Bancshares of any liabilities or obligations under this Agreement.

Section 12.6 Further Assurances. The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents and contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

Section 12.7 Headings. The article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.8 Governing Laws. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by the laws of the State of Texas.

Section 12.9 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

Section 12.10 Written Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.11 Publicity. Except as otherwise required by applicable laws or regulations, no party to this Agreement shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof.

Section 12.12 Certain Definitions. As used in this Agreement, the following terms have the following designated meanings:

(i) “Court Trust” means Trusts created and administered under, Trusts created by individuals related to beneficiaries subject to, and Trusts that were originally created and administered by NFS under, the provisions of any of the following: Section 867 of the Texas Probate Code and Chapter 142 of the Texas Property Code (and related provisions);

(ii) “Knowledge” or “known” means an Individual is deemed to have “knowledge” or to have “known” a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual acting in the capacity of an officer or director would reasonably be expected, in the ordinary course of business, to discover or otherwise become aware of such fact or other matter. A corporation or bank is deemed to have “knowledge” of or have “known” a particular fact or other matter if any individual who is serving as a director or an executive officer of the corporation or the bank, has knowledge of such fact or other matter.

(iii) “Material Adverse Effect,” with respect to any party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse impact on (i) the financial position, business or results of operations or financial performance of such party and its respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Mergers and the other transactions contemplated by this Agreement.

(iv) “Trust Accounts” means all accounts related to Trusts, Court Trusts and Funeral Trusts, all of which are set forth on Schedule 13(m), which Schedule will be updated one day before Closing.

(v) “Trust” means (a) any and all common law or other trusts between individual, corporate or other entities with NFS as a trustee or co-trustee, including pension, compensation, testamentary and charitable trusts and indentures, (b) any and all decedents’ estates where NFS is serving as a co- or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where NFS is serving or has served as a co- or sole guardian or conservator, or any similar fiduciary capacity, (d) any and all agency and/or custodial accounts or similar arrangements under which NFS is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority and (e) any and all escrow arrangements under which Seller holds or held assets for any party or parties on stated terms and conditions.

XIII. SPECIAL PROVISIONS

(a) No employee of NFS or former employee thereof (or his/her spouse or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

XIV. SCHEDULES

Mercer, Memorial and NFS agree to deliver to Bancshares within twenty-one (21) days of the date of execution of this Agreement the Schedules to this Agreement referred to in Articles II, III and IV of this Agreement. If the Schedules are not acceptable to Bancshares in its sole, absolute and unfettered discretion, Bancshares shall have the right to terminate this Agreement by sending written notice to NFS of its non-acceptance of the Schedules within fifteen (15) days after Bancshares receives the Schedules.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

ENCORE BANCSHARES, INC.

By:	/s/ James S. D’Agostino
James S. D’Agostino, Chairman

NATIONAL FIDUCIARY SERVICES, N.A

By:	/s/ Jack L. Stoner
Jack L. Stoner, Executive Vice President and Chief Financial Officer

/s/ William E. Mercer
William E. Mercer

/s/ Kathleen K. Mercer
Kathleen K. Mercer

MEMORIAL FUNDING, INC.

By:	/s/ William E. Mercer
William E. Mercer, President